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                                                                   EXHIBIT 10.33

                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

        THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (the "Agreement") is made and entered into effective as of the 4th day of September, 1997 ("the date of this Agreement"), by and between Intertrak Corporation, a Minnesota corporation ("Intertrak"), Mr. Clark Dircz, a Minnesota resident and principal of Intertrak, and Group 1 Software, Inc., a Delaware corporation and Gruco, Inc., a Delaware corporation and wholly-owned subsidiary of Group 1 Software, Inc. (Group 1 Software, Inc. and Gruco, Inc., collectively "Group 1"), regarding the acquisition by Intertrak of certain of the assets of Group 1 and other transactions described below.

        In consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Intertrak, Dircz and Group 1 intending to be legally bound hereby agree as follows.

        1. The Assets.

        a) Intertrak acquires all of Group 1's right, title and interest, free and clear of any and all claims, liens, encumbrances, security interests, pledges or any other clouds on title of any nature known to Group 1 (except the licenses and other rights granted to third parties with respect to copying and use) to the following:

        (i) the list of all current customers of the Software including those identified in Exhibit 3.1;

        (ii) the trademark WorldTrak (the "Trademark");

        (iii) all of Group 1's right, title and interest in the contracts identified in Exhibit 3.1, hereto (the "Assigned Agreements");

        (iv) all of Group 1's inventory, including documentation and media, used to supply copies of the Software and Documentation to customers; and

        (v) the WorlTrak trade show exhibit booth for the Software.

        b) Group 1 hereby grants to Intertrak a worldwide, full copyright license to the computer programming and its derivative works, customizations, supplemental works, interim works, works in progress and all other intellectual property rights and portions thereof, whether or not fixed in a tangible medium of expression (including without limitation all copyrights and applications for such, rights with respect to patents and applications for such, moral rights, inventions, original works of authorship, discoveries, concepts, data, processes, ideas and


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know-how contained therein or associated therewith), with respect to all computer platforms and configurations known or unknown (e.g., - PC, midrange, LAN, WAN, client server, mini, mainframe) for the computer programs referred to by Group 1 as "WorldTrak" (i.e. - "AMC", "FSA" and "SMA") and the development tools for such software (collectively the "Software"); (Software excludes, however, any development tools to which Group 1 only has a license; as to these licenses - which are identified on Exhibit 1.4, hereto, Group 1 shall use reasonable efforts to assign to Intertrak promptly after the execution of this Agreement any license for development tools for which Group 1 has a current right). The license to the Software includes the right to all of Group 1's concomitant installation, technical, functional or user documentation or specifications for the Software (the "Documentation"). The license to the Software and the Documentation granted in this Section includes the rights to use, reproduce, make derivative works of, modify, enhance, license, sublicense, display, exhibit, perform, transmit and otherwise exploit the Software in, on or through any medium or means now known or hereafter developed, including without limitation the Internet and/or satellite transmission; provided, however, that at the end of the first thirty six (36) months from the date of this Agreement and if Intertrak and Dircz have fully performed under this Agreement, Group 1 shall transfer and assign to Intertrak all of Group 1's right, title and interest in the Software and Documentation (by executing and delivering the Bill of Sale and Assignment of Copyrights attached hereto as Exhibits 1.1 and 1.2), whereupon the aforesaid copyright license shall merge into the title then so transferred. Notwithstanding the foregoing, Intertrak acknowledges that Group 1 shall retain a perpetual, world wide, unlimited site and seat, fully paid license to copy, operate and use the Software and the Documentation for its own internal purposes.

        b) The Software is delivered in object code and source code. The Software includes all of the definition of files, fields of files, variables, details, installation and maintenance specifications, inputs and outputs (including codes and acronyms), program descriptions, file descriptions, formats and layouts, report descriptions and layouts, screen descriptions and layouts, graphical and non-graphical user interfaces, input documents, data elements, paper processing flowcharts, computer processing flowcharts, processing narratives, editing rules, password development and protection rules, telecommunications requirements, glossaries and manual procedures with respect to the aforesaid computer programming. The Documentation is delivered in hard copy and electronic media to the extent recorded on each. Intertrak shall replace all references to Group 1 in the Documentation with Intertrak.


        2. Purchase Price. The total purchase price for the Software, Documentation and Trademark and consideration for the other transactions to be consummated hereunder, is as follows:


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        a) Intertrak shall purchase the Software, Documentation and Trademark for:

           i) One Dollar ($1.00) paid upon full execution of this Agreement;
plus


           ii) Thirty percent (30%) of all Revenue (as defined below) received by, or due and owing to, Intertrak through the first thirty-six (36) months from the date of this Agreement. One-Half (1/2) of the aforesaid thirty percent (30%) of Revenue shall be due and payable to Group 1 within twenty (20) days of Intertrak's receipt of payment from the customer and payment of the remaining One-Half (1/2) of the aforesaid thirty percent (30%) of Revenue may be deferred so that it shall be paid to Group 1 by Intertrak no later than thirty (30) days after the end of such 36-month period, together with interest on the unpaid balance at the prime rate charged by Group 1's primary commercial lender. Notwithstanding the foregoing, Intertrak shall promptly forward to Group 1 any payments made by customers under any of the Assigned Agreements (defined below) for any renewal maintenance of the current version of the Software (i.e., 3.4) or any prior versions of the Software to be provided up through July 31, 1999.

        b) Revenue shall consist of all of the license fees (or other payments that enable a party to use the Software but in any event not to include fees paid to Intertrak for professional services, training or custom computer programming) received by, or then due and owing to, Intertrak from any party so that such party may copy, operate or otherwise use any of the Software, Documentation or Trademark for the benefit of that party or of any other party. Revenue, however, shall be: (i) net of payments made to third parties (e.g. VAR'S./OEMs) through Intertrak for goods or services of such third parties but in conjunction with the Software, (ii) net of returns, refunds and discounts,
(iii) exclude costs paid by Intertrak (and not reimbursed by Group 1) for freight, shipping and handling the Software and Documentation to customers and
(iv) exclude taxes, customs and other charges imposed by any governmental authority and directly related to the sale of licenses for the Software or Documentation.

        c) Intertrak agrees that Group 1 shall have the right, upon adequate prior notice to Intertrak and from time to time, to allow Group 1 to inspect the relevant books and records of Intertrak with respect to the calculation of Revenue and payments to be made hereunder. Intertrak agrees that Group 1 may also conduct a final audit of all payments due to it hereunder no later than the end of the thirty eighth (38th) month after the date of this Agreement.

        3.     Assigned Agreements and Other Obligations Assumed.

        a) Intertrak shall assume all of Group 1's obligations and liabilities on and after the date of this Agreement for the Assigned Agreements assigned to Intertrak on such date. For any



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Assigned Agreement assigned to Intertrak after such date, Intertrak shall assume all of Group 1's obligations and liabilities under each such agreement when each agreement is assigned to Intertrak. The obligations of Intertrak under the Assigned Agreements include those set out in Exhibit 3.1, hereto.

        b) Among the other provisions set out hereby for which Intertrak agrees to indemnify and hold Group 1 harmless, Intertrak agrees to indemnify and hold Group 1 harmless against any claim arising out of any of the Assigned Agreements, once assigned to Intertrak, arising out of or related to Intertrak's failure to perform thereunder.

        c) Group 1 warrants and represents to Intertrak that, to its knowledge, for the period from November 22, 1995 through September 2, 1997: (i) there are not now any liabilities, accrued or accruable for federal, state, county or local income, sales, use, excise, property, goods and services, ad valorem or other taxes, assessments or charges arising out of or attributable to the licensing to end users of the Software or Documentation and (ii) there have been no stamp, sales, transfer or other taxes imposed in respect to any of the transactions to be consummated hereunder. Intertrak acknowledges that much of Group 1's knowledge upon which the foregoing representations and warrantees of this Section 3(c) are made is based on information supplied to Group 1 by Dircz.

        d) Intertrak agrees, as a part of its acceptance of the transfer and assignment of the Software, Documentation and Trademark, to assume Group 1's payment obligations under Sections 2(a) and 2(b) of that certain Agreement for Purchase and Sale of Assets by and among, inter alia, Group 1 Software, Inc., Premier One Consultants Inc. and WorldTrak Corporation (the "1995 Sale Agreement"). Payments to be made with respect to Sections 2(a) and 2(b) of the 1995 Sale Agreement are as follow:

           (A) The Fifty Thousand Dollar ($50,000) payment pursuant to Section 2(a)(i) was made;

           (B) The One Hundred Thousand Dollar ($100,000) payment is to be made pursuant to Section 2(a)(ii) on November 21, 1998; Intertrak agrees to make this payment timely and in full; provided, however that Group 1 shall simultaneously make a payment to Intertrak of One Hundred Thousand Dollars ($100,000);

           (C) With respect to Section 2(b), thereof, Revenue (as defined in 1995 Sale Agreement) as of July 31, 1997 was One Million, Two-Hundred Fifty-Three Thousand, Eight Hundred Dollars ($1,253,800). No payment accrues under Section 2(b) until Revenue (under the 1995 Sale Agreement) exceeds $2.5 million, whereupon One Percent of Revenue (under the 1995 Sale Agreement) accrues on the next $1 million of Revenue (under the 1995 Sale Agreement), and so on as set out the 1995 Sale Agreement.


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Sections 2(a) and (b) of the 1995 Sale Agreement are hereby incorporated herein by reference.

        4. Condition of the Software.

        a) Intertrak acknowledges that, based on Dircz's involvement with the Software prior to and after November 22, 1995, it is fully aware of the right of Group 1 to develop the Software, Documentation and the Trademark, as well as the development and operating condition of the Software. Intertrak, accordingly, consummates the transactions set out in this Agreement taking the Software, Documentation and Trademark on an AS IS and WHERE IS basis as of September 2, 1997, and relying on no representations, warranties, covenants, agreements or assurances from Group 1 in any of these regards except those expressly set out in this Agreement.

        b) Group 1 represents and warrants to Intertrak that, to the best knowledge of its officers after due inquiry, Group 1 has not received any notice of any violations of, and is not violating, the rights of others in any trademark, trade name, service mark, copyright, patent, license, trade secret, know-how (application thereto, as applicable) or other intangible asset arising out of its development, marketing, licensing or sale of the Software, Documentation or Trademark.

        c) Group 1 agrees that the rights granted by Group 1 to Intertrak herein include Intertrak's right, without interference of Group 1, to use the whole of the Software, any part of parts thereof, or none of the work, as Intertrak sees fit; to alter the Software, add to it, combine it with any other work or works, at its sole discretion.

        5. Office Facilities.


        a) Group 1 agrees to provide to Intertrak from September 2, 1997 through July 31, 1999 (i) office space for ten people, and reasonable access to conference room, training room, kitchen and reception area; (ii) "Office Equipment" consisting of desks/cubicles, chairs, lamps, telephones, and other small office equipment for up to ten (10) persons, as such equipment was found in Group 1's Minneapolis, Minnesota office on August 29, 1997; (iii) desktop computers and production equipment identified on Exhibit 5.1; (iv) Office Facilities consisting of access to the telephone equipment and the equipment to be shared by Intertrak and Group 1 identified on Exhibit 5.2; and (v) for use solely in support of the Assigned Agreements, local and long distance telephone service, copier, telefax,and overnight delivery services (FedEx/UPS). Access to and use of the above items shall remain available to Intertrak only so long as the foregoing is generally available to Group 1's operations in Group 1's current (8/31/97) Minneapolis, Minnesota office location, and only through July 31, 1999. Intertrak agrees to promptly


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reimburse Group 1 for any use of Office Facilities, other than as authorized herein or approved by Group 1.


        b) If Intertrak wishes access to additional Office Equipment or Office Facilities, Group 1 and Intertrak shall negotiate in good faith to determine whether such additional Office Equipment and Office Facilities are available and if so at what, if any, additional cost to Intertrak.

        c) Intertrak acknowledges that Group 1 shall not be required, pursuant to its obligations under this Section 5, to purchase any additional facilities in order to meet these obligations.

        d) Intertrak's resort to the space rented to Group 1 in its Minneapolis, Minnesota office is subject to Group 1 obtaining consent from its landlord to effect such sublease. Group 1 shall use its best efforts to obtain such consent. Group 1 shall not charge Intertrak any additional fee in connection with Group 1's obtaining such consent.

        6. Various Group 1 and Intertrak Performances.


        a) Group 1 shall complete the professional services identified in
Exhibit 6.1 (with respect to the Assigned Agreements) and develop version 3.4 of the Software as provided therein using the services of the persons identified in
Exhibit 6.1, hereto. The employment with Group 1 of each person identified in
Exhibit 6.1 shall terminate (the "Individual's End Date") on the date set out therein. Until the Individual's End Date, Group 1 shall assume responsibility for such person's salary and fringe benefits; Intertrak may, however, assume daily supervision of such person's prior to the Individual's End Date, subject to Intertrak complying with all applicable laws, rules and regulations. Upon each Individual's End Date, Intertrak may employ any or all such persons and after October 16, 1997 Intertrak shall assume all obligations related to version
3.4 of the Software, including, but not limited to, all additional development efforts which may be necessary to complete such new version of the Software, testing and installation of the Software and developing Software documentation.

        a-1) Group 1 shall pay AMS for the activity described in Exhibit 6.2, hereto.

        b) Intertrak agrees that it shall perform the support and maintenance work (primarily - bug fixing, answering customer calls and the other programming services offered as annual contracted for maintenance to customers under the Assigned Agreements) at: Eight Thousand Dollars per month ($8,000/month) for months 1-6 from the date of this Agreement (with the first payment due to Intertrak on September 15, 1997 for Four Thousand Dollars, ($4,000.00) representing a pro rata monthly payment, with each subsequent payment to be made on the first day of each


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month thereafter, commencing October 1, 1997); Six Thousand, Five Hundred
Dollars per month ($6,500/month) for months 7-18 and Three Thousand, Five Hundred Dollars per month ($3,500/per month) for months 19 through July 31, 1999; provided, however, that Intertrak may cease to perform the aforesaid support and Group 1 shall no longer be obligated to pay for the aforesaid support if all of the customers under the Assigned Agreements have terminated maintenance under the Assigned Agreements.

        c) Intertrak agrees to complete the Campaign Management Module to Group 1's reasonable satisfaction, for the total price of Sixty Thousand Dollars ($60,000). Thirty Thousand Dollars ($30,000) thereof shall be payable upon delivery of the Module to Group 1 and Thirty Thousand Dollars ($30,000) upon acceptance by Group 1, which acceptance shall not be unreasonably conditioned, delayed or denied. Group 1's reasonable satisfaction shall be based solely upon completion of such work in accordance with the specification set out in Exhibit 6.3, hereto, as such specifications may be modified upon the agreement of the parties. Group 1 acknowledges and agrees that it shall not claim title to the Campaign Management Module created by Intertrak and resulting from such efforts; provided, however, that Intertrak hereby agrees to grant to Group 1, immediately upon the rendering to physical form of the Campaign Management Module, a perpetual, fully paid, worldwide, full copyright license to the Campaign Management Module and all portions of it so that Group 1 may, inter alia, make an unlimited number of copies, enhance, modify, display, alter and distribute for consideration from others or otherwise, the Campaign Management Module and all portions of it, for any uses or purposes that Group 1 may wish, all without further consent of or payment to Intertrak.

        d) Intertrak agrees to make an announcement upon Group 1's reasonable request and containing text acceptable to Group 1 that informs all customers under the Assigned Agreements that Intertrak has assumed the support and maintenance obligations for such products as described herein.

        e) Any agreement entered into by Intertrak and any of the customers under the Assigned Agreements for the delivery of a new release of the Software and/or for which Intertrak charges the customer an additional license or maintenance/support fee shall expressly replace any preexisting Group 1 maintenance or support agreement and relieve Group 1 of any further maintenance or support obligations to that customer.


        7. Employment Matters; Non-Compete Covenants. Group 1, Intertrak and Dircz agree as follows.

        a) Dircz's employment with Group 1 Software is hereby terminated. Dircz, Intertrak and Group 1 hereby enter into a consulting agreement in the form set forth in Exhibit 7.1 which assures Group 1 that Dircz will provide his services to Intertrak or Group 1 with respect to the Assigned Agreements. Dircz's

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obligations under that certain Covenant Not to Compete with Group 1 Software, dated November 22, 1995, are hereby deemed terminated.


        b) Group 1 shall reimburse Intertrak for salary not to exceed Twenty Five Hundred Dollars per month ($2,500/month), through November 21, 1998, to be paid to one (1) additional full time Intertrak professional. (The initial payment shall be pro rated, with additional payments to be made on the first day of each month). This employee's responsibility shall consist primarily of providing support and maintenance (primarily first level) to all of the customers under the Assigned Agreements.


        c) So long as Dircz and Intertrak fully perform their obligations to maintain and support the Software and the customers under the Assigned Agreements, Group 1 covenants and agree that for thirty-six (36) months following the date of this Agreement it shall refrain from engaging directly or indirectly in any of the following activities in the U.S. or in Canada: (i) competing with Intertrak in the development, sale, licensing or other distribution of "sales and marketing control" software and (ii) hiring or engaging or soliciting for employment or engagement as a contractor any of Intertrak's employees or contractors.


        d) Group 1 shall make the following services of David Marsh available to Intertrak and compensate him for those services. He shall, at Group 1's direction, be available to Intertrak for up to twenty (20) hours per month upon seventy-two (72) hours prior notice to assist Intertrak in the support and maintenance of customers on versions 3.0 - 3.4 of the Software under the Assigned Agreements.

        e) So long as Group 1 fully performs its obligations set forth in the Agreement, Dircz and Intertrak each covenants and agrees that for thirty-six
(36) months following the date of this Agreement each shall refrain from engaging directly or indirectly in any of the following activities in the U.S. or Canada or any other country in which Group 1 is conducting sales efforts: (i) competing with any Group 1 product or any related service (excluding the "sales and marketing control" software) and (ii) hiring or engaging or soliciting for employment or engagement as a contractor any of Group 1's employees or contractors except those persons who were in the WorldTrak Division as of July 31, 1997.

        f) Group 1 shall pay to Dircz within seven (7) days from the date of this Agreement all accrued, but un-used vacation earned as a Group 1 employee, as of the date of this Agreement.

        8. Intertrak Corporate Ownership. Dircz and Intertrak hereby warrant and represent to Group 1 that Dircz is the sole holder of all of the issued and outstanding shares of voting securities of Intertrak, or in the alternative, Dircz currently



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holds all of the issued and outstanding voting securities of Intertrak. Dircz and Intertrak agree that for the first thirty-six (36) months following the date of this Agreement, Intertrak shall maintain its charter documents and/or Dircz shall hold sufficient shares of the voting securities of Intertrak so that upon written request of Group 1 made during this 36-month period, Intertrak and/or Dircz shall promptly offer to issue/sell to Group 1 Thirty Percent (30%) of the combined total of the authorized shares of voting securities of Intertrak. In exchange for these shares of the voting securities of Intertrak, Group 1 shall pay Seventy-Five Thousand Dollars ($75,000).


        9. Security Interest; Sale of the Software.

        a) Intertrak grants to Group 1 a first lien, security interest in any and all of the derivative works of the Software and the Documentation created by or on the behalf of Intertrak, together with all customizations, supplemental works, interim works, works in progress and all other intellectual property rights and portions thereof, whether or not fixed in a tangible medium of expression (including without limitation all copyrights and applications for such, rights with respect to patents and applications for such, and moral rights) with respect to such works (the "New Works"). Intertrak agrees not to permit any lien or encumbrance or other cloud on title to be filed or exist against any of the New Works. In the event of any breach under this Agreement or any agreement entered into with respect hereto, which breach is not cured within the applicable cure period (if any), Intertrak agrees that Group 1, as a secured party with respect to the New Works, shall have and may exercise any and all rights and remedies with respect to the New Works available to a secured party under applicable law. Intertrak agrees to file any and all financing statements and other documents that Group 1 reasonably requests (provided, Group 1 pays all filing fees), to further establish, maintain, protect or perfect the security interests granted herein. This security interest shall terminate, and Group 1 agrees to deliver to Intertrak termination statements suitable for filing in the appropriate jurisdiction, upon Group 1's receipt of all payments to be made to it pursuant to Section 2, above. Group 1 agrees to subordinate its security interest in the New Works upon the written request of Intertrak in order for Intertrak to obtain capital financing so long as Intertrak has paid all amounts to Group 1 that are due and owing, and Intertrak and Dircz are not in default under this Agreement or any agreement entered into pursuant hereto, as of the date of its request to Group 1.

        b) Intertrak hereby agrees that Group 1 may retain a copy of any and all of New Works with an escrow agent reasonably acceptable to Intertrak and Group 1, or if none can be promptly agreed upon, in escrow at Group 1's premises. Resort to escrow shall constitute an additional remedy to Group 1 in the event that Group 1 seeks to enforce any of its rights or remedies as a secured party with respect to the New Works.

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        c) Intertrak may sell or transfer its title in the Software and
Documentation directly (or indirectly as for example by a sale of all or substantially all of its assets or a controlling block of its voting securities) in a transaction or series of transactions only if: (i) Intertrak demonstrates to Group 1's reasonable satisfaction that: (A) the obligations and responsibilities of Intertrak and Dircz with respect to performance under the Assigned Agreements shall be discharged in a professional and workman like manner and (B) all of the other obligations and liabilities of Dircz and Intertrak under this Agreement shall be discharged in full either prior to or after any proposed transfer or sale and (ii) Intertrak shall pay to Group 1 Sixty-Five Percent (65%) of the gross proceeds from such transaction paid or payable to Intertrak, Dircz (or any affiliate of either) within the first twelve
(12) months after the date of this Agreement, Fifty Percent (50%) of such gross proceeds with respect to the second twelve months, and Thirty Percent (30%) of such gross proceeds with respect to the third twelve months.

        10. Finder's Fee. If Group 1 provides Intertrak with any leads for any of Intertrak's products or services (a "Lead"), and any Lead purchases any products or services from Intertrak, Intertrak shall pay to Group 1 a finder's fee of fifteen percent (15%) of all of the payments (excluding any Software license fees for which a 30%-fee is paid to Group 1 pursuant to Section 2(a)(ii), above) made or payable to Intertrak by a Lead within the first twelve
(12) months after the initial agreement between a Lead and Intertrak. All such fees shall be paid to Group 1 within thirty (30) days after Intertrak has received payment from the respective Lead.


        11. New Agreements.

        a) Group 1 shall inform Presbyterian Church promptly upon the execution of this Agreement of the transfer of operations with respect to the Software and that all fees for the Software shall be paid to Intertrak. Group 1 will use its best efforts to assist Intertrak in securing an agreement directly with Presbyterian Church for the Software and related services. Fees received by Intertrak from Presbyterian shall be included as Revenue; provided, however that Intertrak shall pay Group 1 the full 30% of Revenue from this contract within thirty (30) days of Intertrak's receipt of payment. Further, Intertrak shall reimburse the Group 1 salespersons and sales management involved in such transaction as of July 31, 1997 in accordance with their incentive compensation in effect on July 31, 1997-.

        b) Group 1 shall inform Tony Stone, Inc. promptly upon the execution of this Agreement of the transfer of operations with respect to the Software. Group 1 agrees to then use its best efforts to assist Intertrak in closing current negotiations with Tony Stone with respect to a prospective license agreement for the Software and/or other agreement solely with respect to the



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Software and/or related services. Fees received by Intertrak solely with respect to the Software shall be included as Revenue; provided, however that Intertrak shall pay Group 1 the full 30% of Revenue from this contract within thirty (30) days of Intertrak's receipt of payment. Further, Intertrak shall reimburse the Group 1 salespersons and sales management involved in such transaction as of August 25, 1997 in accordance with their incentive compensation in effect on August 25, 1997-.


        12.Taxes and Governmental Royalties Licenses and Permits and
           Compliance with Laws.

        a) Group 1 represents and warrants to Intertrak that it has filed all returns required of it with respect to any governmental entity as to licenses of the Software, the filing of which returns or the failure to do so may affect the Software.

        b) Group 1 represents and warrants to Intertrak that it has held all licenses, certificates, permits, franchises and rights from all appropriate federal, state, local and other public authorities necessary for the conduct by Group 1 of its business related to the Software.

        13. Authority and Status.

        a) Group 1 represents and warrants that it is a corporation in good standing under the laws of the state of its incorporation and it has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Group 1 in connection herewith, constitutes or will, when executed and delivered, constitute the valid and legally binding obligation of Group 1, enforceable against Group 1 in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or judicial discretion, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

        b) Intertrak represents and warrants that it is a corporation in good standing under the laws of the state of its incorporation and it has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person whomsoever. This Agreement, and each and every other agreement, document and instrument to be executed, delivered and performed by Intertrak in connection herewith, constitutes or will, when executed and delivered, constitute the valid and legally binding obligation of Intertrak, enforceable against Intertrak in accordance with their respective terms, except as enforceability may be limited by



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applicable equitable principles or judicial discretion, or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

        14. Indemnification.


        a) Intertrak and Group 1 each agrees to indemnify, defend and hold harmless the other and their respective current and past officers, directors, employees, agents and representatives from all losses, damages, liabilities, costs (including reasonable attorneys' and experts' fees and expenses) (collectively, the "Losses") incurred by the party being indemnified (the "Indemnified Party") from any claim by the other party hereto or any third party arising from or related to any material breach by the respective party hereto of this Agreement. Notwithstanding the foregoing, Group 1 does not hereby agree to indemnify Dircz, as a former employee, for any breach of his or that of Intertrak under this Agreement.


        b) The Indemnified Party shall have the right to approve the selection of any counsel selected by the indemnifying party to defend hereunder, which approval shall not be unreasonably conditioned, delayed or denied. The indemnifying party shall not enter into any settlement with respect to the matters indemnified hereunder which may adversely affect any interest of the Indemnified Party without first obtaining the written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, delayed or denied. The indemnifying party agrees to reimburse the Indemnified Party promptly for all such Losses as they are incurred by the Indemnified Party; provided, however, that with respect to any expenses reimbursed to the Indemnified Party in advance of the final disposition of any such proceeding covered by this indemnification, the Indemnified Party shall have delivered to the indemnifying party an undertaking to repay to the indemnifying party the amounts so advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified hereunder.

        c) If the indemnification provided for in this Section 14 from the indemnifying party is unavailable to an Indemnified Party, in respect of any Losses referred to therein, the indemnifying party, in lieu of indemnifying such persons, shall contribute to the amount paid or payable by such persons as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relative equitable considerations. The amount paid or payable by a party as a result of the Losses shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation, lawsuit or legal or administrative action or proceeding.

        15. Survival of Representations and Warranties.

        a) All representations, warranties, agreements, covenants and obligations made or undertaken by Group 1 in this Agreement shall survive indefinitely its execution and shall not merge in the performance of any obligation by any party hereto.

        b) All representations, warranties, agreements, indemnities and covenants made or undertaken by Intertrak or Dircz in this Agreement shall survive indefinitely their execution and shall not merge in the performance of any obligations by any party hereto.

        16. Payment of Fees and Expenses. Intertrak, Dircz and Group 1 each agrees that regardless of whether the transactions contemplated hereunder close, to pay its own fees and expenses, including the fees and expenses of its respective counsel, accountants, brokers, advisors, employees and other agents, if any, incurred in connection with the transactions contemplated here, unless expressly agreed to otherwise in the Agreement.

        17. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed or telefax as follows:

        a)  If to Intertrak or Dircz:
            Intertrak Corporation
            8009 34th Avenue South, Suite 1550
            Bloomington, Minnesota  55425-1608
            Attention: Mr. Clark Dircz
            Telefax:  612/_______

            or

            George L. Fricker, Esq.
            Johnson & Sands
            7600 Parklawn Avenue, Suite 444
            Minneapolis, Minnesota  55435
            Telefax:  612/831-7358

            If to Group 1:

            Group 1 Software, Inc.
            4200 Parliament Place
            Suite 600
            Lanham, Maryland  20706-1488
            Attention:  Ronald F. Friedman, President
            Telefax: (301) 731-0360

        b) If delivered personally or by telefax, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

        c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 17.

        18. Termination. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is, inter alia, the covenants set forth herein and the expenditures and obligations incurred and to be incurred by Intertrak, Dircz and Group 1 in respect of this Agreement. This Agreement may be terminated if any material breach has occurred hereunder, which breach is not cured within fifteen
(15) days of written notice from the non-breaching party to the breaching party.

        19. Further Assurances. Each party covenants that at no additional expense, at any time, and from time to time, it will execute and deliver (or cause to be so done) such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

        20. No Third Party Beneficiaries. Nothing contained herein shall be construed to afford any rights or benefits to any person except the parties to this Agreement. Any implication of rights granted to any such party is hereby expressly disclaimed.

        21. Miscellaneous.

        a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors and administrators, and permitted successors and assigns. Except as provided herein no delegation, transfer or assignment of any rights or obligations under this Agreement is permitted by Intertrak or Dircz, and any attempted transfer or assignment shall be void.

        b) This Agreement together with the documents executed concurrently herewith or referred to herein constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels any prior agreements representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions described herein.

        c) This Agreement shall be governed by and enforced in accordance with the laws of the State of Maryland, principles of conflicts of law notwithstanding.

        d) Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

        e) The Agreement shall be construed without reference to any presumption or rules of construction operating against the "draftsman" of the document, the intent of the parties being that any such presumption or rule is inapplicable in this instance because both parties have reviewed and negotiated this document in the manner that each viewed as most advantageous to its own interests.

        f) All Exhibits attached hereto are incorporated herein by reference, and all blanks in such Exhibits or the Agreement, if any, will be filled in as required in order to consummate the transactions contemplated herein and in accordance with this Agreement.

        g) In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof shall be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to effect the agreement of the parties under this Agreement, as modified, to the fullest extent permitted under law.

        IN WITNESS WHEREOF, each party hereto has executed and delivered, or caused this Agreement to be executed and delivered on its behalf by its authorized representatives, effective the day and year first above written.

Attest:                             Intertrak Corporation

/s/  KIRSTEN MATTI                  By: /s/ CLARK DIRCZ
---------------------------             -------------------------
                                    Its:    CEO
                                         ------------------------
Witness:                            /s/ CLARK DIRCZ
                                    -----------------------------
/s/  KIRSTEN MATTI                  By: Clark Dircz, Individually
---------------------------

Attest:                             Group 1 Software, Inc.

         [SIG]                      By:       [SIG]
---------------------------             -------------------------

                                    Its: EXECUTIVE V.P.
                                         ------------------------

Attest:                             Gruco, Inc.

      [SIG]                         By:           [SIG]
---------------------------             -------------------------
    Secretary
                                    Its: PRESIDENT
                                         -------------------------

        IN WITNESS WHEREOF, the parties hereto have executed this Covenant as of the date first written above.

INTERTRAK CORPORATION


By:
    ------------------------
Title
      ----------------------

GROUP 1 SOFTWARE, INC.


By:
    ------------------------

Title
      ----------------------



BY:
      -------------------------
      Clark Dircz, Individually